Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
February 16, 2010		President & CEO
(414) 964-5000
mjkoss@koss.com

Restatement Delays Koss Q2 Financial Results

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone leader, announced that its quarterly report on Form 10-Q for the period ended December 31, 2009 filed with the SEC today did not include unaudited consolidated financial statements due to delays relating to the previously disclosed unauthorized transactions by its former Vice President of Finance and Secretary, Sujata Sachdeva.  The Company intends to amend its SEC filing to include the quarterly unaudited financial statements promptly after the restatements of the Company’s previously issued consolidated financial statements are completed.  The Company anticipates restating its financial statements for at least fiscal years 2008 and 2009, and the quarter ending September 30, 2009.  The Company has discussed with its independent auditor, Baker Tilly, a preliminary schedule to file restated consolidated financial statements possibly as early as April 2010.  In any event, although the Company cannot predict with certainty when these financial statements will be available, it expects that these financial statements will be available no later than June 2010.

The Company did report that the total amount of unauthorized transactions that occurred from October 2009 through December 2009 remains at approximately $5 million, which is consistent with amounts previously reported by the Company.  The Company further reported that this $5 million amount is included in the total estimated amount of $31.5 million of unauthorized transactions that occurred since fiscal year 2005.

“The Company has continued to operate in the normal course of business despite the disruption resulting from the discovery of the unauthorized transactions,” Michael J. Koss, President and CEO said today. “We believe that the elimination of these unauthorized transactions will enhance our future operating results.”

“Over 25,000 items have now been seized by law enforcement authorities,” Michael Koss continued. “The Company intends to vigorously pursue proceeds from the sale of these items as well as from insurance coverage, potential claims against third parties, and tax refunds.”

The Company anticipates that its current liquidity and cash flow from operations will meet its cash requirements for operations, including the additional investigation costs related to the unauthorized transactions, and new product development.  After discovering the unauthorized transactions, the Company’s cash and cash equivalents have increased since December 31, 2009.  The unauthorized transactions adversely affected the Company’s cash flow from operations.  But the Company noted that the absence of such unauthorized transactions can be expected to result in improved cash flow from operations in the future.

The Company reported that as of December 31, 2009 and leading up through today, the outstanding balance on the Company’s credit facility with Harris, N.A. was approximately $5.9 million.  The Company does not anticipate drawing additional amounts on the credit facility to support the Company’s short term cash requirements.

In terms of legal proceedings relating to the unauthorized transactions, the Company reported the following:

•                                          On January 11, 2010, the Company received a letter from a law firm stating that it represented a shareholder and demanding that the Company’s Board of Directors investigate and take legal action against all responsible parties to ensure compensation for the Company’s losses stemming from the unauthorized transactions.  The Company’s legal counsel has responded preliminarily to the letter indicating that the Board of Directors will determine the appropriate course of action after an independent investigation is completed.

•                                          On January 15, 2010, a class action complaint was filed in federal court in Wisconsin against the Company, the Company’s President and CEO Michael Koss, and Ms. Sachdeva.  The suit alleges violations of Section 10(b), Rule 10b-5 and Section 20(a) of the Exchange Act relating to the unauthorized transactions and requests an award of compensatory damages in an amount to be proven at trial.

•                                          On January 26, 2010, the SEC’s Division of Enforcement advised the Company that it obtained a formal order of investigation in connection with the unauthorized transactions. The Company immediately brought the unauthorized transactions to the SEC staff’s attention when they were discovered in December 2009, and is cooperating fully with the ongoing SEC investigation.

Koss Corporation markets a complete line of high-fidelity stereophone, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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